Exhibit 99.1

GrowGeneration Reports Record Q1 2020 Revenues of $33.0 Million and Record Adjusted EBITDA of $2.7 Million

2020 Revenue Guidance Increased to $135-$140 Million

Adjusted EBITDA Guidance for 2020 is $12.0 Million-$14.0 Million

GAAP Pre- Tax Net Income Guidance set $5.5-$7.5 Million

DENVER, CO May 14, 2020 /PRNewswire/ - GrowGeneration Corp. (NASDAQ:GRWG), ("GrowGen" or the "Company"), the largest chain of specialty hydroponic and organic garden centers, with currently 27 locations, today reported record revenue of $33.0 million for the Q1 2020 and record adjusted EBITDA of $2.7 million. Q1 2020 was the company’s 10th consecutive quarter of record revenue. On a GAAP basis the Company shows a GAAP net loss of approximately $2.1 million for Q1 2020 compared to net income of $229,000 for Q1 2019, which is primarily attributable to $4.1 million in non-cash share-based compensation(Shares and Options) for the quarter ended March 31, 2020. The increase in non-cash share-based compensation was primarily the result of several new executive employment agreements which became effective January 1, 2020 that had some accelerated vesting. The non-cash share-based compensation for the remainder of 2020 is projected to be substantially less than the amount recorded in the first quarter of 2020 and based on current awards outstanding is estimated to be approximately $2.4 million for the remainder of 2020. Had the new executive shared based awards been level vested and not front-end vested, the Company would have Q1 2020 net income of approximately $332,000 on a GAAP basis. As we continue to outpace guidance, we are increasing 2020 revenue guidance to $135M-$140M and Adjusted EBITDA to $12.0M-$14.0M. Revenue guidance for Q2 2020 is $36.0M-$37.0M. Guidance for Q2 2020 adjusted EBITDA is $3.6M and GAAP pre-tax net income is $2.1M.

Q1 2020 Financial Highlights:

●	Revenues up 152% to $33.0 million for Q1 2020 vs $13.1 million for Q1 2019
●	Adjusted EBITDA of $2.7 million for Q1 2020 compared to $0.6 million for Q1 2019, $.07 per share, basic for Q1 2020
●	Net income from store operations was approximately $5.3 million for the quarter ended March 31, 2020, compared to approximately $1.7 million for the quarter ended March 31, 2019, an increase of 207%
●	Gross profit margin percentage of 27.1% for Q1 2020 compared to 28.2 % for Q1 2019
●	Same store sales contributed revenue of $15.2 million for the quarter ended March 31, 2020 compared to revenues of $9.6 million for the quarter ended March 31, 2019, a 58% increase
●	Store operating costs as a percentage of sales was 11% for Q1 2020 vs 15% for Q1 2019, a 27% reduction
●	Corp Payroll and G&A, which excludes share-based compensation, as a percentage of revenue was 8.9% for Q1 2020 vs 8.8% for Q1 2019
●	GAAP Net Income loss of ($2.1) million for Q1 2020 compared to Net Income of $229,000 for Q1 2019
●	GAAP Net income (loss) per share, basic, was $(.055) for Q1 2020 vs $.01 for Q1 2019
●	Cash at December 31, 2019 was $13.0 million, Cash at May 11, 2020 is $12.9 million
●	Working capital was $31.7 million at March 31, 2020 vs $30.6 million at December 31, 2019
●	Proceeds from the sale of common stock and exercise of warrants were $0.5 million for Q1 2020
●	On February 26, 2020, the Company purchased the assets of Health & Harvest LLC located in Miami, FL
●	On March 6, 2020, the Company opened its 4th location in Tulsa, OK, a 40,000 sq. ft. super garden center and distribution center

Darren Lampert, Co-Founder and CEO, said, "the Company's Q1 2020 record financial results reflect our continued focus on revenue growth and EBITDA expansion.Q1 2020 is the company’s 10th consecutive record revenue quarter. Revenue was up 152% for Q1 2020. Adjusted EBITDA was $2.7 million for Q1 2020 compared to $615,509 for Q1 2019, or $.07 per share. Our same store sales were up 58% Q1 2020 over Q1 2019. Our online business is being integrated as part of our omni- channel strategy with all our stores locations, “Order online and pickup in store”. We generated over $1.0 million in online sales in one month for the first time in the history of the Company in April 2020. Our commercial division is approaching $30 million in expected annual sales, with today over 500 active commercial customers. The Company completed the rollout of its new ERP platform and all of our store operations are on our ERP platform. The GrowGen ERP platform is now fully deployed, providing business intelligence to lower costs, improve departmental productivity, integrate our online and store sales and supply channels and provides forecasting and reporting tools.

The Company successfully integrated both GrowGen Miami, on February 26, 2020 and GrowGen Portland, on December 18, 2019 into its portfolio, with both operations now contributing revenue and EBITDA to the overall Company. On March 7, 2020, we opened the largest hydroponic garden center in the US, a 40,000 sq. ft commercial and online fulfillment center, located in Tulsa, OK. This super-hydroponic center had sales of $770,000, in April, its first full month of business.

While we take this opportunity to announce our quarterly earnings, we are mindful of the COVID-19 plight which is besieging society, leaving no one unaffected. We are thankful for the dedication of health care workers and first responders, as well as the essential workers who are keeping our communities running.

As a result of our first-rate preparedness, all of our personnel have been working since mid-March with complete effectiveness. I have been inspired by the efforts and dedication of GrowGen’s team as they have worked tirelessly to service our customers and communities.

The economic road ahead will challenge all businesses, but GrowGen’s strong Executive Team, balance sheet and amazing employees put us on excellent footing to overcome adversity.

As we continue to monitor the COVID-19 situation, GrowGen is considered an “essential” supplier to the agricultural industry, suppling the nutrients and nourishment required to feed their plants. Accordingly, we are open during this difficult time and will remain open for the foreseeable future. We have plans and procedures in place to ensure our customers and employees stay safe during this time of uncertainty. All of us at GrowGeneration remain committed to the safety and well-being of our customers and employees and send our prayers and thoughts to all in the growing community.

To do our part, GrowGeneration has committed to donate up to $500,000 of free product to our loyal customers and local communities that have been severely affected.”

Revenue guidance for 2020 increased to $135M-$140M and Adjusted EBITDA guidance for 2020 increased to $12.0M-$14.0M. 2020 GAAP pre-tax net income guidance set at $5.5M-$7.5M. Revenue guidance for Q2 2020 is $36.0M-$37.0M. Adjusted EBITDA for Q2 2020 is $3.6M and GAAP pre-tax net income is $2.1M.

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 27 stores, which include 5 locations in Colorado, 5 locations in California, 2 locations in Nevada, 1 location in Washington, 4 locations in Michigan, 1 location in Rhode Island, 4 locations in Oklahoma, 1 location in Oregon, 3 locations in Maine and 1 location in Florida. GrowGen also operates an online superstore for cultivators, located at https://growgen.pro/. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major states in the US and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the US. By 2025 the market is estimated to reach over $30 billion with a compound annual growth.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as "look forward," "believe," "continue," "building," or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

●	Website: www.GrowGeneration.com
●	E-commerce: https://growgen.pro/
●	Instagram: growgen
●	Facebook: GrowGenerationCorp
●	Twitter: @GrowGenOK

Company Inquiries:

GrowGenerationCorp.
610-216-0057
michael@growgeneration.com

GROWGENERATION CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current assets:
Cash	$11,441,225	$12,979,444
Accounts receivable (net of allowance for credit losses of $291,372)	4,575,300	4,455,209
Inventory	28,671,398	22,659,357
Prepaid expenses and other current assets	4,240,843	2,549,559
Total current assets	48,928,766	42,643,569

Property and equipment, net	3,711,479	3,340,616
Operating leases right-of-use assets, net	7,240,673	7,628,591
Intangible assets, net	564,671	233,280
Goodwill	19,650,370	17,798,932
Other assets	363,554	377,364
TOTAL ASSETS	$80,459,513	$72,022,352

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,147,215	$6,024,750
Other accrued liabilities	51,287	-
Payroll and payroll tax liabilities	1,779,035	1,072,142
Customer deposits	3,554,469	2,503,785
Sales tax payable	755,381	533,656
Current maturities of operating leases liability	1,893,594	1,836,700
Current maturities of long-term debt	82,876	110,231
Total current liabilities	17,263,857	12,081,264

Operating leases liability, net of current maturities	5,484,090	5,807,266
Long-term debt, net of current maturities	230,820	242,079
Total liabilities	22,978,767	18,130,609

Commitments and contingencies

Stockholders’ Equity:
Common stock; $.001 par value; 100,000,000 shares authorized; 38,209,300 and 36,876,305 shares issued and outstanding, respectively	38,209	36,876
Additional paid-in capital	66,423,243	60,742,055
Accumulated deficit	(8,980,706)	(6,887,188)
Total stockholders’ equity	57,480,746	53,891,743
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$80,459,513	$72,022,352

GROWGENERATION CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2020	2019

Sales	$32,981,506	$13,087,222
Cost of sales	24,035,257	9,400,591
Gross profit	8,946,249	3,686,631

Operating expenses:
Store operations	3,638,685	1,957,790
General and administrative	1,152,577	493,096
Share based compensation	4,115,068	80,278
Depreciation and amortization	359,142	146,624
Salaries and related expenses	1,797,760	659,332
Total operating expenses	11,063,232	3,337,120

(Loss) income from operations	(2,116,983)	349,511

Other income (expense):
Interest expense	(7,181)	(131,637)
Interest income	24,842	18,833
Other income (loss)	5,804	(7,286)
Total non-operating income (expense), net	23,465	(120,090)

Net (loss) income	$(2,093,518)	$229,421

Net (loss) income per shares, basic	$(.055)	$.01
Net (loss) income per shares, diluted	$(.0.55)	$.01

Weighted average shares outstanding, basic	37,823,304	28,437,132
Weighted average shares outstanding, diluted	37,823,304	34,263,302

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in “Adjusted EBITDA,” such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

Set forth below is a reconciliation of Adjusted EBITDA to net income (loss):

	Three Months Ended
	March 31, 2020	March 31, 2019
Net income (loss)	$(2,093,518)	$229,421
Interest	7,181	6,961
Depreciation and Amortization	359,142	146,624
EBITDA	(1,727,195)	383,006
Non-cash operating lease expense	121,636	27,275
Share based compensation (option compensation, warrant compensation, stock issued for services)	4,115,068	80,278
Inventory adjustments	200,928	-
Amortization of debt discount	-	124,946

Adjusted EBITDA	$2,710,437	$615,509

Adjusted EBITDA per share, basic	$.07	.02
Adjusted EBITDA per share, diluted	$.06	.02

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